Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES REPORTS RESULTS FOR FISCAL YEAR 2009
NEW ORLEANS, LA December 18, 2009 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fourth quarter and fiscal year ended October 31, 2009.
The Company reported net earnings for fiscal year 2009 of $35.7 million, or $.39 per diluted share, compared to a net loss of $3.7 million, or $.04 per diluted share, for fiscal year 2008. For the quarter ended October 31, 2009, the Company reported net earnings of $5.9 million, or $.06 per diluted share, compared to a net loss of $35.6 million, or $.39 per diluted share for the quarter ended October 31, 2008.
The results for fiscal year 2009 included a $20.1 million net gain on early extinguishment of debt ($13.0 million after tax, or $.14 per diluted share) related to the Company’s purchase of $83 million aggregate principal amount of its senior convertible notes in the open market during the year. After adjusting net earnings for the note purchases and several other unusual items, the Company had adjusted earnings of $25.5 million, or $.28 per diluted share, for the year ended October 31, 2009 compared to adjusted earnings of $40.2 million, or $.43 per diluted share, for the year ended October 31, 2008. See table under “Reconciliation of Non-GAAP Financial Measures” for further information on adjusted diluted earnings per share, adjusted net earnings and free cash flow.
Thomas J. Crawford, President and Chief Executive Officer, stated, “The current economic environment and overall industry conditions have been a challenge throughout fiscal year 2009. We have responded to the tough economy by keeping our long-term goals in mind, and we have generated momentum as the year has progressed with positive trends in many metrics in the fourth quarter over previous quarters of this year. We have continued to invest in new technology, our people and processes to position the Company to grow and become more efficient as the economy improves. We increased our common stock dividend rate by 20 percent and repurchased $83 million principal amount of our convertible notes in the open market at a substantial discount. We generated $85 million in operating cash flow, refinanced our revolving credit facility and reached our lowest net debt level in more than 10 years, with $305 million outstanding as of October 31, 2009.
Highlights of the fourth quarter include:
•	Increased funeral gross profit by $1.1 million and funeral gross profit margin by 180 basis points compared to the fourth quarter of 2008 by effectively managing our costs, despite declines in average revenue;

•	Same-store funeral services were essentially equal to the prior year quarter, a significant improvement from each of the previous quarters this fiscal year;

•	Achieved the highest quarterly property sales and merchandise deliveries for the fiscal year;

•	Improved net preneed funeral sales 11.8 percent compared to fourth quarter 2008, the highest for any quarter this fiscal year;

•	Produced strong operating and free cash flow of $21.3 million and $16.6 million for the quarter;

•	Reduced debt by an additional $24.3 million in the fourth quarter, resulting in an 18 percent decrease in debt for fiscal year 2009; and

•	Experienced improved trust returns with a total return of 3.7 percent in our preneed funeral and cemetery merchandise and services trusts (“preneed trusts”) and a total return of 3.8 percent in our perpetual care trusts in the fourth quarter, resulting in a total annual return of 15.4 percent in our preneed trusts and a total annual return of 19.9 percent in our perpetual care trusts.”
Mr. Crawford concluded, “For fiscal year 2009 we are very pleased with the amount of cash generated and by the positive trends we are experiencing. Despite the difficult market conditions in 2009, we continued to invest in our infrastructure and our people to achieve our long-term strategic vision. Our funeral homes and cemetery operations remain strong, our ‘Best in Class’ initiative is paying dividends and we look forward to producing positive results in fiscal year 2010 and beyond.”
Fourth Quarter Results
FUNERAL
•	Funeral revenue decreased $0.4 million, or 0.6 percent, to $67.3 million, due primarily to a $0.3 million reduction in trust earnings.

•	The Company’s same-store funeral operations achieved a 0.7 percent increase in average revenue per traditional funeral service and a 1.5 percent increase in average revenue per cremation service. These increases were offset by a decrease in funeral trust earnings which resulted in an overall decrease of 0.4 percent in the same-store average revenue per funeral service.

•	Same-store funeral services decreased 0.6 percent, or 79 events.

•	In the fourth quarter of fiscal 2009, the Company experienced a $1.9 million, or $.01 per diluted share, decrease in revenue related to trust activities, of which $0.3 million related to the funeral segment and $1.6 million related to the cemetery segment.

•	Funeral gross profit increased $1.1 million to $13.9 million for the fourth quarter of 2009 compared to $12.8 million for the same period of 2008, primarily due to a $1.5 million decrease in expenses. The decrease in expenses is due in part to a reduction in salaries and wages due to effective labor management and a reduction in direct merchandise costs. Funeral gross profit margin increased 180 basis points to 20.7 percent for the fourth quarter of 2009 from 18.9 percent for the same period of 2008.

•	The cremation rate for the Company’s same-store operations increased slightly to 40.4 percent for the fourth quarter of 2009 compared to 40.0 percent for the fourth quarter of 2008.

•	Net preneed funeral sales increased 11.8 percent during the fourth quarter of 2009 compared to the fourth quarter of 2008. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery property sales, net of discounts, decreased $0.5 million, or 2.0 percent, compared to the fourth quarter of 2008.

•	Cemetery revenue decreased $5.8 million, or 9.3 percent, to $56.8 million for the fourth quarter of 2009 from $62.6 million for the fourth quarter of 2008, primarily due to a $3.6 million reduction in cemetery property revenue due to the timing of revenue recognition for cemetery property sales and a $1.6 million decrease in revenue related to trust activities, as noted above.

•	Cemetery gross profit increased $8.5 million to $5.8 million for the fourth quarter of 2009 compared to a loss of $2.7 million for the same period of 2008. The increase in gross profit is primarily related to the $13.3 million charge recorded during the fourth quarter of 2008, compared to the $0.2 million charge in the fourth quarter of 2009, for the Company’s estimated probable obligation to restore the net realized losses in certain of the Company’s cemetery perpetual care trusts.
OTHER
•	The Company recorded a net hurricane related recovery of $0.2 million ($0.1 million after tax) during the fourth quarter of fiscal year 2009 compared to a net hurricane related charge of $1.9 million ($1.3 million after tax, or $.01 per diluted share) for the same period of 2008.

•	Interest expense decreased $0.8 million to $5.3 million during the fourth quarter of 2009 primarily due to the repurchase of the Company’s senior convertible notes in the open market.

•	Investment and other income, net, decreased $0.7 million to less than $0.1 million due primarily to a decrease in the average rate earned on the Company’s cash balances of approximately 90 basis points. In light of economic and market conditions, the Company decided to seek stable investments in money-market funds invested in United States treasury securities. These investments realize a lower return.

•	During the fourth quarter of fiscal year 2008, the Company recorded a noncash goodwill impairment charge of $26.0 million ($25.6 million after tax, or $.28 per share) related to the cemetery operating segment.

•	The effective tax rate for the quarter ended October 31, 2009 was 39.5 percent compared to 11.4 percent for the same period in 2008. The reduced rate in 2008 was primarily due to 1) the $26.0 million goodwill impairment charge recorded in the fourth quarter of fiscal year 2008, of which $25.0 million was a non-deductible permanent difference for tax purposes; and 2) the $7.4 million valuation allowance against a deferred tax asset with respect to some of the capital losses in the Company’s funeral and cemetery merchandise and services trusts recorded in the fourth quarter of fiscal year 2008.

•	In the fourth quarter of fiscal year 2009, the Company purchased $21.8 million aggregate principal amount of its 3.125 percent senior convertible notes due 2014 and $2.5 million aggregate principal amount of its 3.375 percent senior convertible notes due 2016 in the open market, at substantial discounts. As a result, the Company recorded a $2.9 million net gain on early extinguishment of debt.

•	In September 2009, the Company’s Board of Directors increased the annual cash dividend by 20 percent to $.12 per share.
Year to Date Results
FUNERAL
•	Funeral revenue decreased $10.3 million, or 3.6 percent, to $276.3 million.

•	The Company’s same-store funeral operations achieved a 3.1 percent increase in average revenue per traditional funeral service and a 5.7 percent increase in the average revenue per cremation service. These increases were partially offset by a shift in mix to lower-priced cremation services and a decrease in funeral trust earnings which resulted in an overall increase of 2.6 percent in the same-store average revenue per funeral service.

•	Same-store funeral services performed decreased 5.9 percent, or 3,479 events. The decline is primarily due to a decrease in the number of deaths in the Company’s markets, when compared with the comparable prior year period. An additional 39 percent of the total decline is due to a 1,342 call decline in the Company’s West Coast operations, resulting from a decrease in low-end cremation events. Finally, the Company experienced a 222 call decline, or 6 percent of the total decline, in funeral services due to an additional day in the second quarter of 2008 due to leap year.

•	For fiscal year 2009, the Company realized an $8.8 million, or $.06 per diluted share, decrease in revenue related to trust activities, of which $3.1 million related to the funeral segment and $5.7 million related to the cemetery segment. This decrease is lower than the Company’s previously announced estimate of an approximate $10 million reduction.

•	Funeral gross profit decreased $3.2 million to $65.1 million for fiscal 2009 compared to $68.3 million for the same period of 2008, due to the decrease in trust-related revenue, as noted above.

•	The cremation rate for the Company’s same-store operations was 41.0 percent for fiscal 2009 compared to 40.0 percent for fiscal 2008.

•	Net preneed funeral sales increased 0.3 percent during fiscal 2009 compared to fiscal 2008. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.
CEMETERY
•	Cemetery revenue decreased $29.8 million, or 12.3 percent, to $211.5 million for fiscal year 2009. This decrease is due primarily to a $13.7 million, or 13.2 percent, decrease in cemetery property sales, net of discounts, a decrease in cemetery merchandise delivered and services performed primarily due to a decline in deaths in the Company’s markets and a decrease in cemetery revenue related to trust activities, as noted above.

•	Cemetery gross profit decreased $9.9 million to $22.6 million for fiscal year 2009 compared to $32.5 million for the same period of 2008. The decrease in gross profit is primarily due to the decrease in revenue, as noted above, partially offset by a decrease in the estimated probable funding obligation to restore the net realized losses in certain of the Company’s cemetery perpetual care trusts which declined from a $13.3 million charge recorded during fiscal year 2008 to a $3.4 million charge during fiscal year 2009.
OTHER
•	Corporate general and administrative expenses decreased $1.9 million to $30.7 million for the year ended October 31, 2009 primarily due to $1.8 million in fiscal year 2008 charges for professional services related to the Board’s evaluation of strategic alternatives to maximize shareholder value in connection with the Company’s response to an unsolicited acquisition proposal.

•	Interest expense decreased $1.8 million to $22.3 million during fiscal year 2009 primarily due to the repurchase of the Company’s senior convertible notes in the open market.

•	Investment and other income, net decreased $2.3 million to $0.1 million due primarily to an approximate 150 basis-point decrease in the average rate earned on the Company’s cash balances. In light of economic and market conditions, the Company decided to seek stable investments in money-market funds invested in United States treasury securities. These investments realize a lower return.

•	During fiscal year 2008, the Company recorded a noncash goodwill impairment charge of $26.0 million ($25.6 million after tax, or $.27 per share) related to the cemetery operating segment.

•	The effective tax rate for fiscal year 2009 was 35.5 percent compared to 119.7 percent for the same period in 2008. The increased rate in fiscal year 2008 was primarily due to the $26.0 million goodwill impairment charge, of which $25.0 million was non-deductible for tax purposes. This increase was coupled with a $7.4 million valuation allowance on the unrealized capital loss carryforward of approximately $18.8 million, net of capital gains, attributable to the realized losses associated with investments of certain trusts which are recognized for tax purposes and deferred for book purposes.

•	In fiscal year 2009, the Company purchased $37.6 million aggregate principal amount of its 3.125 percent senior convertible notes due 2014 and $45.0 million aggregate principal amount of its 3.375 percent senior convertible notes due 2016 in the open market, for an aggregate purchase price of $60.8 million. As a result, the Company recorded a $20.1 million pre-tax net gain on early extinguishment of debt in fiscal year 2009.
Depreciation and Amortization
•	Depreciation and amortization was $7.3 million for the fourth quarter of 2009 compared to $7.1 million for the fourth quarter of 2008.

•	Depreciation and amortization was $29.4 million for fiscal year 2009 compared to $28.3 million for fiscal year 2008.

Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the fourth quarter of fiscal year 2009 was $21.3 million compared to $32.3 million for the same period of last year. The decrease in operating cash flow is primarily due to $16.0 million in tax refunds received in the fourth quarter of 2008, compared to $10.3 million in tax refunds and reductions of income tax payments in the fourth quarter of 2009.

•	Cash flow provided by operating activities for fiscal year 2009 was $84.9 million compared to $84.5 million for fiscal year 2008. The increase in operating cash flow is primarily due to a combination of tax refunds and reductions of income tax payments in fiscal year 2009 amounting to $31.6 million compared to $21.8 million received in fiscal year 2008. The increase in net cash flows from tax refunds and reductions of income tax payments was partially offset by the funding of $2.7 million of the estimated probable funding obligation related to the Company’s cemetery perpetual care trust in fiscal 2009, $1.7 million of cash outflows related to Hurricanes Katrina and Ike in fiscal year 2009, coupled with the timing of payments to vendors and payroll payments. For additional information on the Company’s taxes, see Note 18 to the consolidated financial statements in the Company’s Form 10-K for the year ended October 31, 2009.

•	Free cash flow was $16.6 million during the fourth quarter of 2009 compared to $27.3 million for the fourth quarter of 2008, primarily due to $15.7 million in tax refunds received in the fourth quarter of fiscal year 2008, compared to $6.2 million in tax refunds and reductions of income tax payments in the fourth quarter of fiscal year 2009.

•	Free cash flow was $71.8 million for fiscal year 2009 compared to $67.1 million for the same period last year, primarily due to a decrease in maintenance capital expenditures.

•	During the fourth quarter of 2009 the Company paid $2.8 million, or $.030 per share, in dividends compared to $2.3 million, or $.025 per share, in dividends during the fourth quarter of 2008.

•	During fiscal year 2009, the Company paid $9.7 million, or $.105 per share, in dividends compared to $9.4 million, or $.10 per share, paid in fiscal year 2008.

•	As of October 31, 2009, the Company had outstanding debt of $367.5 million and cash on hand of $62.8 million, or net debt of $304.7 million, the lowest net debt balance in more than ten years.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended October 31, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 3.7 percent, and its perpetual care trusts experienced a total return of 3.8 percent.

•	For the year ended October 31, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 15.4 percent, and its perpetual care trusts experienced a total return of 19.9 percent.

•	For the last three years ended October 31, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total average decline in value of 4.1 percent, and its perpetual care trusts experienced an annual total average decline in value of 1.8 percent.

•	For the last five years ended October 31, 2009, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an annual total return of 1.2 percent, and its perpetual care trusts experienced an annual total return of 1.7 percent.

Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 218 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results on Friday, December 18, 2009 at 10 a.m. Central Standard Time. The teleconference dial-in number is 888-300-2323. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 719-325-2189. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 2761347 until December 25, 2009, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until January 18, 2010.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2009	2008
Revenues:
Funeral	$67,323	$67,745
Cemetery	56,784	62,618

	124,107	130,363

Costs and expenses:
Funeral	53,384	54,968
Cemetery	50,994	65,280

	104,378	120,248

Gross profit	19,729	10,115
Corporate general and administrative expenses	(8,069)	(8,385)
Impairment of goodwill	—	(25,952)
Hurricane related recoveries (charges), net	186	(1,946)
Gains on dispositions and impairment (losses), net	(3)	(506)
Other operating income, net	290	66

Operating earnings (loss)	12,133	(26,608)
Interest expense	(5,265)	(6,134)
Gain on early extinguishment of debt	2,874	—
Investment and other income, net	7	736

Earnings (loss) before income taxes	9,749	(32,006)
Income taxes	3,852	3,641

Net earnings (loss)	$5,897	$(35,647)

Net earnings (loss) per common share:
Basic	$.06	$(.39)

Diluted	$.06	$(.39)

Weighted average common shares outstanding (in thousands):
Basic	91,945	91,683

Diluted	92,209	91,683

Dividends declared per common share	$.030	$.025

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2009	2008
Revenues:
Funeral	$276,330	$286,607
Cemetery	211,477	241,276

	487,807	527,883

Costs and expenses:
Funeral	211,201	218,228
Cemetery	188,866	208,838

	400,067	427,066

Gross profit	87,740	100,817
Corporate general and administrative expenses	(30,670)	(32,611)
Impairment of goodwill	—	(25,952)
Hurricane related charges, net	(380)	(2,297)
Separation charges	(275)	—
Gains on dispositions and impairment (losses), net	(218)	(353)
Other operating income, net	1,250	819

Operating earnings	57,447	40,423
Interest expense	(22,353)	(24,115)
Gain on early extinguishment of debt	20,078	—
Investment and other income, net	92	2,406

Earnings before income taxes	55,264	18,714
Income taxes	19,611	22,407

Net earnings (loss)	$35,653	$(3,693)

Net earnings (loss) per common share:
Basic	$.39	$(.04)

Diluted	$.39	$(.04)

Weighted average common shares outstanding (in thousands):
Basic	91,898	93,795

Diluted	91,995	93,795

Dividends declared per common share	$.105	$.10

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

ASSETS	October 31, 2009	October 31, 2008
Current assets:
Cash and cash equivalents	$62,808	$72,574
Marketable securities	—	55
Receivables, net of allowances	59,439	59,129
Inventories	36,156	35,870
Prepaid expenses	6,748	7,317
Deferred income taxes, net	21,715	8,798

Total current assets	186,866	183,743
Receivables due beyond one year, net of allowances	63,011	70,671
Preneed funeral receivables and trust investments	389,512	368,412
Preneed cemetery receivables and trust investments	193,417	182,141
Goodwill	247,236	247,236
Cemetery property, at cost	385,977	377,271
Property and equipment, at cost:
Land	43,677	43,677
Buildings	329,685	319,463
Equipment and other	187,100	178,534

	560,462	541,674
Less accumulated depreciation	261,005	236,066

Net property and equipment	299,457	305,608
Deferred income taxes, net	123,395	179,515
Cemetery perpetual care trust investments	205,476	173,090
Non-current assets held for sale	—	354
Other assets	14,654	16,474

Total assets	$2,109,001	$2,104,515

		(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

LIABILITIES AND SHAREHOLDERS’ EQUITY	October 31, 2009	October 31, 2008
Current liabilities:
Current maturities of long-term debt	$5	$20
Accounts payable and accrued expenses	25,604	30,279
Accrued payroll and other benefits	15,200	14,133
Accrued insurance	20,504	21,287
Accrued interest	4,561	5,864
Estimated obligation to fund cemetery perpetual care trust	14,010	13,281
Other current liabilities	14,099	13,571
Income taxes payable	2,028	2,061

Total current liabilities	96,011	100,496
Long-term debt, less current maturities	367,491	450,095
Deferred preneed funeral revenue	247,825	245,182
Deferred preneed cemetery revenue	266,964	275,835
Deferred preneed funeral and cemetery receipts held in trust	514,787	475,420
Perpetual care trusts’ corpus	204,168	171,371
Other long-term liabilities	20,871	20,479

Total liabilities	1,718,117	1,738,878

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 89,128,700 and 88,693,127 shares at October 31, 2009 and 2008, respectively	89,129	88,693
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2009 and 2008; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	526,062	536,902
Accumulated deficit	(227,897)	(263,550)
Accumulated other comprehensive income:
Unrealized appreciation of investments	35	37

Total accumulated other comprehensive income	35	37

Total shareholders’ equity	390,884	365,637

Total liabilities and shareholders’ equity	$2,109,001	$2,104,515

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2009	2008
Cash flows from operating activities:
Net earnings (loss)	$35,653	$(3,693)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	218	353
Impairment of goodwill	—	25,952
Gain on early extinguishment of debt	(20,078)	—
Depreciation and amortization	29,381	28,275
Provision for doubtful accounts	7,916	7,995
Share-based compensation	2,204	2,819
Excess tax benefits from share-based payment arrangements	—	(227)
Provision for deferred income taxes	16,914	7,174
Estimated obligation to fund cemetery perpetual care trust	3,421	13,281
Other	158	443
Changes in assets and liabilities:
(Increase) decrease in receivables	4,216	(3,058)
(Increase) decrease in prepaid expenses	569	(1,031)
Increase in inventories and cemetery property	(553)	(2,509)
Federal income tax refunds	18,018	15,165
Increase (decrease) in accounts payable and accrued expenses	(7,674)	2,623
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	16,335	36,604
Increase (decrease) in deferred preneed funeral revenue	2,642	(11,067)
Decrease in deferred preneed funeral receipts held in trust	(13,932)	(30,642)
Net effect of preneed cemetery production and deliveries:
Decrease in preneed cemetery receivables and trust investments	12,069	15,910
Decrease in deferred preneed cemetery revenue	(16,276)	(8,673)
Decrease in deferred preneed cemetery receipts held in trust	(7,482)	(9,599)
Increase (decrease) in other	1,176	(1,572)

Net cash provided by operating activities	84,895	84,523

Cash flows from investing activities:
Proceeds from sales of marketable securities	250	20,219
Purchases of marketable securities	(197)	(19,956)
Proceeds from sale of assets	724	599
Purchase of subsidiaries and other investments, net of cash acquired	(1,923)	(1,378)
Additions to property and equipment	(21,238)	(26,995)
Other	49	144

Net cash used in investing activities	(22,335)	(27,367)

Cash flows from financing activities:
Repayments of long-term debt	(60,860)	(198)
Retirement of common stock warrants	(8,560)	—
Issuance of common stock	299	1,845
Retirement of call options	8,714	—
Purchase and retirement of common stock	(75)	(48,627)
Debt refinancing costs	(2,110)	—
Dividends	(9,734)	(9,374)
Excess tax benefits from share-based payment arrangements	—	227

Net cash used in financing activities	(72,326)	(56,127)

Net increase (decrease) in cash	(9,766)	1,029
Cash and cash equivalents, beginning of year	72,574	71,545

Cash and cash equivalents, end of year	$62,808	$72,574

Supplemental cash flow information:
Cash paid (received) during the year for:
Income taxes, net	$(14,353)	$(3,980)
Interest	$22,331	$22,120

Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$305	$923
Issuance of restricted stock, net of forfeitures	$20	$162

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2009 AND 2008
(Unaudited)
The Company recorded several items during the three and twelve months ended October 31, 2009 and 2008 that impacted earnings including unusual items such as perpetual care funding obligations, goodwill impairments and tax valuation charges and non-recurring items such as gain on the early extinguishment of debt, hurricane related charges, gain on dispositions and impairment (losses), separation pay and the cost for the independent special committee in the prior year. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended October 31,				Twelve Months Ended October 31,
Adjusted Balances are Net of Tax	2009		2008		2009		2008
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings (loss)	$5.9	$.06	$(35.6)	$(.39)	$35.7	$.39	$(3.7)	$	.(04)
Subtract: Gain on early extinguishment of debt	(1.8)	(.02)	—	—	(13.0)	(.14)	—		—
Add: Hurricane related charges (recoveries), net	(0.1)	—	1.3	.01	0.2	—	1.5		.02
Add: Perpetual care funding obligation	0.1	—	8.1	.09	2.2	.03	8.1		.09
Add: Independent special committee	—	—	1.1	.01	—	—	1.1		.01
Add: Goodwill impairment	—	—	25.6	.28	—	—	25.6		.27
Add: Separation charges	—	—	—	—	0.2	—	—		—
Add: Gain on dispositions and impairment (losses)	—	—	0.4	—	0.1	—	0.2		—
Add: Tax valuation charge	0.4	.01	7.4	.08	0.1	—	7.4		.08

Adjusted earnings	$4.5	$.05	$8.3	$.08	$25.5	$.28	$40.2		$.43

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED OCTOBER 31, 2009 AND 2008
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and twelve months ended October 31, 2009 and 2008:

	Three Months Ended		Twelve Months Ended
Free Cash Flow	October 31,		October 31,
(Dollars in millions)	2009	2008	2009	2008
Net cash provided by operating activities (1)	$21.3	$32.3	$84.9	$84.5
Less: Maintenance capital expenditures	(4.7)	(5.0)	(13.1)	(17.4)

Free cash flow	$16.6	$27.3	$71.8	$67.1

(1)	Cash flow provided by operating activities for the fourth quarter of fiscal year 2009 was $21.3 million compared to $32.3 million for the same period of last year. The decrease in operating cash flow is primarily due to $16.0 million in tax refunds received in the fourth quarter of 2008, compared to $10.3 million in tax refunds and reductions of income tax payments in the fourth quarter of 2009.

Cash flow provided by operating activities for fiscal year 2009 was $84.9 million compared to $84.5 million for fiscal year 2008. The increase in operating cash flow is primarily due to a combination of tax refunds and reductions of income tax payments in fiscal year 2009 amounting to $31.6 million compared to $21.8 million received in fiscal year 2008. The increase in net cash flows from tax refunds and reductions of income tax payments was partially offset by the funding of $2.7 million of the estimated probable funding obligation related to the Company’s cemetery perpetual care trust in fiscal 2009, $1.7 million of cash outflows related to Hurricanes Katrina and Ike in fiscal year 2009, coupled with the timing of payments to vendors and payroll payments. For additional information on the Company’s taxes, see Note 18 to the consolidated financial statements in the Company’s Form 10-K for the year ended October 31, 2009.

CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the recent substantial decline in market value of our trust assets, including:
•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;
•	effects on at-need and preneed sales of a weakening economy;

•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the change in accounting method for our senior convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2009, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.